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                                                                 EXHIBIT 10.20

                                                                 Draft 4/14/99



                              AGREEMENT RELATING TO
                       NONCOMPETITION AND OTHER COVENANTS


               AGREEMENT, dated as of May _____, 1999 (this "Agreement"), by and between The Goldman Sachs Group, Inc., a Delaware corporation ("GS Inc."), on its behalf and on behalf of its subsidiaries and affiliates (collectively with GS Inc., and its and their predecessors and successors, the "Firm"), and the individual whose name appears at the end of this Agreement (the "Executive").

               WHEREAS, prior to the completion of the transactions contemplated by the Plan of Incorporation (the "Plan") of The Goldman Sachs Group, L.P. ("Group"), Executive was a Schedule II Limited Partner of Group; and

               WHEREAS, as a Schedule II Limited Partner, Executive was subject to certain requirements relating to competition, confidentiality, solicitation and cooperation pursuant to the Memorandum of Agreement of Group; and

               WHEREAS, in connection with Executive's participation in the Plan, Executive has agreed to enter into an agreement with GS Inc., on its behalf and on behalf of its subsidiaries and affiliates, in respect of certain obligations, inter alia, to keep information concerning the Firm confidential, not to engage in competitive activities, not to solicit the Firm's clients or employees and to cooperate with the Firm in maintaining certain relationships following the termination of Executive's employment.

               NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive and the Firm agree as follows:

               1. Confidential Information. In the course of involvement in the Firm's activities or otherwise, Executive has obtained or may obtain confidential information concerning the Firm's businesses, strategies, operations, financial affairs, organizational and personnel matters (including information regarding any aspect of the Executive's tenure as a partner or an employee of the Firm or of the termination of such partnership or employment), policies, procedures and other non-public matters, or concerning those of third parties. Such information ("Confidential Information") may have been or be provided in written or electronic form or orally. In consideration of, and as a condition to, continued access to Confidential Information, and without prejudice to or limitation on any other confidentiality obligations imposed by agreement or by law, Executive hereby undertakes to use and protect Confidential Information in accordance with any restrictions placed on its use or disclosure. Without limiting the foregoing, except as authorized by the Firm or as required by law, Executive may not disclose or allow disclosure of any Confidential Information, or of any information derived therefrom, in whatever form, to any person unless such person is a director, officer, partner, employee,
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attorney or agent of the Firm and, in Executive's reasonable good faith judgment, has a need to know the Confidential Information or information derived therefrom in furtherance of the business of the Firm. The foregoing obligations will survive, and remain binding and enforceable notwithstanding, any termination of Executive's employment and any settlement of the financial rights and obligations arising from Executive's employment. Without limiting the foregoing, the existence of, and any information concerning, any dispute between Executive and the Firm shall constitute Confidential Information except that Executive may disclose information concerning such dispute to the arbitrator or court that is considering such dispute, or to Executive's legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

               2. Noncompetition. (a) In view of Executive's importance to the Firm, Executive hereby agrees that the Firm would likely suffer significant harm from Executive's competing with the Firm during Executive's Employment Period (as defined in the employment agreement between Executive and GS Inc., dated the date hereof (the "Employment Agreement")) and for some period of time thereafter or, if Executive has separated from the Firm on or prior to the date of consummation of the initial public offering of the common stock of GS Inc. (the "IPO Date"), for some time after the IPO Date. Accordingly, Executive hereby agrees that Executive will not, without the written consent of GS Inc., during the Employment Period, if any, and for twelve months following the Date of
Termination:

               (1) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise; or

               (2) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity

                       (i) which is similar or substantially related to any
               activity in which Executive was engaged, in whole or in part, at the Firm,

                       (ii) for which Executive had direct or indirect
               managerial or supervisory responsibility at the Firm, or

                       (iii) which calls for the application of the same or
               similar specialized knowledge or skills as those utilized by Executive in Executive's activities with the Firm,


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        at any time during the one-year period immediately prior to the Date of
        Termination (or, in the case of an action taken during the Employment Period, during the one-year period immediately prior to such action), and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Firm or the Competitive Enterprise.

        (By way of example only, this provision precludes an "advisory" investment banker from joining a leveraged-buyout firm or a research analyst from becoming a proprietary trader or joining a hedge fund, in each case without the written consent of GS Inc.)

               (b) For purposes of this Agreement, a "Competitive Enterprise" is a business enterprise that (1) engages in any activity, or (2) owns or controls a significant interest in any entity that engages in any activity, that, in either case, competes anywhere with any activity in which the Firm is engaged. The activities covered by the previous sentence include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than Executive and members of Executive's family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.

               (c) For purposes of this Agreement, "Date of Termination" means Executive's Date of Termination (as defined in the Employment Agreement) or, if the Executive is not a party to an Employment Agreement, the IPO Date.

               3. Nonsolicitation of Clients. (a) Executive hereby agrees that during the Employment Period, if any, and for eighteen months following the Date of Termination, Executive will not, in any manner, directly or indirectly, (1) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, or (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client.

               (b) For purposes of this Agreement, the term "Solicit" means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

               (c) For purposes of this Agreement, the term "Client" means any client or prospective client of the Firm to whom Executive provided services, or for whom


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Executive transacted business, or whose identity became known to Executive in connection with Executive's relationship with or employment by the Firm.

               4. Nonsolicitation of Employees. Executive hereby agrees that during the Employment Period, if any, and for eighteen months following the Date of Termination, Executive will not, in any manner, directly or indirectly, Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise.

               5. Transfer of Client Relationships. (a) During the Coverage Period, Executive hereby agrees to take all actions and do all such things as may be reasonably requested by the Firm from time to time to maintain for the Firm the business, goodwill, and business relationships with any of the Firm's Clients with whom Executive worked during the term of Executive's employment.

               (b) For purposes of this Agreement, the term "Coverage Period" means, (1) if Executive is a party to an Employment Agreement, the 90-day period beginning on the date on which notice of Executive's termination of employment is delivered to or by the Firm, or in the case of termination for Cause or on account of Extended Absence (each as defined in the Employment Agreement), the 90-day period beginning on the Date of Termination or (2) if Executive is not a party to an Employment Agreement, the 90-day period beginning on the IPO Date.

               6. Prior Notice Required. Executive hereby agrees that prior to accepting employment with any other person or entity during the Employment Period, if any, or during the eighteen months following the Date of Termination, Executive will provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the General Counsel of GS Inc.

               7. Covenants Generally. (a) Executive's covenants as set forth in the preceding paragraphs of this Agreement are from time to time referred to herein as the "Covenants." If any of the Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such Covenants shall not be affected thereby; provided, however, that if any of such Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

               (b) Executive understands that the provisions of the Covenants may limit Executive's ability to earn a livelihood in a business similar to the business of the Firm.


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               (c) Executive acknowledges that a violation on Executive's part of any of the Covenants would cause irreparable damage to the Firm. Accordingly, Executive agrees that the Firm will be entitled to injunctive relief for any actual or threatened violation of any of the Covenants in addition to any other remedies it may have.

               8. Damages. (a) Executive acknowledges that Executive's compliance with the Covenants is an important factor to the continued success of the Firm's operations and its future prospects. Executive and GS Inc. agree that if at any time prior to the fifth anniversary of the date of this Agreement, Executive were to breach any of the Covenants set forth in Sections 2, 3 and 4 hereof, the damages to the Firm would be material, but that the amount of such damages would be uncertain and not readily ascertainable. Accordingly, Executive and GS Inc. agree that, if, prior to the fifth anniversary of the date of this Agreement, Executive breaches any of such Covenants, as determined by the Board of Directors of GS Inc. (the "Board") in its good faith judgment, GS Inc. will be entitled to receive immediately following such determination and written demand therefor, and Executive will make, a cash payment as and for liquidated damages (the "Liquidated Damages") as follows:

               (1) if, on April 12, 1999, Executive was a member of the Board and/or a management committee (as defined below) of the Firm (and whether or not such membership continues), the Liquidated Damages shall be $15,000,000; and

               (2) if, on April 12, 1999, Executive was not a member of either the Board or a management committee of the Firm (and whether or not Executive later has any such membership), the Liquidated Damages shall be $10,000,000.

A "management committee" means each of the Management Committee and the Partnership Committee. The payment of any amount as liquidated damages will not be construed as a release or waiver by the Firm of the right to prevent the continuation of any such violation of such Covenants in equity or otherwise. In addition, Executive and GS Inc. agree that it would be too speculative to attempt to determine any amount of liquidated damages that would be applicable following the fifth anniversary of the date of this Agreement, and that any damages payable as a result of any breach following such date shall be determined without regard to this Section 8.

               (b) Executive and GS Inc. agree that the Liquidated Damages are reasonable in proportion to the probable damages likely to be sustained by the Firm if Executive breaches at any time prior to the fifth anniversary of this Agreement any of the Covenants set forth in Sections 2, 3 and 4 hereof, that the amount of actual damages to be sustained by the Firm in the event of such breach is incapable of precise estimation and that such cash payments are not intended to constitute a penalty or punitive damages for any purposes.


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               (c) Executive acknowledges and agrees that Executive's payment obligations under this Section 8 will be full recourse obligations and will be secured pursuant to a Pledge Agreement, in substantially the form set forth as Exhibit A hereto (the "Pledge Agreement").

               (d) Executive acknowledges and agrees that any cash payment of Liquidated Damages pursuant to this Section 8 shall be in addition to, and not in lieu of, any forfeitures of awards (required pursuant to the terms of any such awards) that may be granted to Executive in the future under one or more of the Firm's compensation and benefit plans.

               9. Arbitration. Subject to the provisions of Sections 10 and 11 hereof, any dispute, controversy or claim between Executive and the Firm arising out of or relating to or concerning the provisions of this Agreement, the Pledge Agreement, any agreement between Executive and the Firm relating to or arising out of Executive's employment with the Firm or otherwise concerning any rights, obligations or other aspects of Executive's employment relationship in respect of the Firm ("Employment Related Matters"), shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the "NYSE") or, if the NYSE declines to arbitrate the matter, the American Arbitration Association (the "AAA") in accordance with the commercial arbitration rules of the AAA.

               10. Injunctive Relief; Submission to Jurisdiction. Notwithstanding the provisions of Section 9, and in addition to its right to submit any dispute or controversy to arbitration, the Firm may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the City of New York, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of the Covenants, the Employment Agreement or the Pledge Agreement, or to enforce an arbitration award, and, for the purposes of this Section 10, Executive (i) expressly consents to the application of Section 11 to any such action or proceeding, (ii) agrees that proof will not be required that monetary damages for breach of the provisions of the Covenants, the Employment Agreement or the Pledge Agreement would be difficult to calculate and that remedies at law would be inadequate and
(iii) irrevocably appoints the General Counsel of GS Inc. as Executive's agent for service of process in connection with any such action or proceeding, who shall promptly advise Executive of any such service of process.

               11. Choice of Forum. (a) EXECUTIVE AND THE FIRM HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT, THE EMPLOYMENT AGREEMENT, THE PLEDGE AGREEMENT, OR ANY EMPLOYMENT


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RELATED MATTERS THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO THE
PROVISIONS OF SECTION 9 HEREOF. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. This also includes any suit, action, or proceeding arising out of or relating to any post-employment Employment Related Matters. Executive and the Firm acknowledge that the forum designated by this Section 11 has a reasonable relation to this Agreement, and to Executive's relationship to the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 9, 10 or 11.

               (b) The agreement of Executive and the Firm as to forum is independent of the law that may be applied in the action, and Executive and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. Executive and the Firm hereby waive, to the fullest extent permitted by applicable law, any objection which Executive or the Firm now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 11(a). Executive and the Firm undertake not to commence any action arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 11. Executive and the Firm agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon Executive and the Firm.

               12. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

               13. Miscellaneous. (a) This Agreement shall not supersede any other agreement, written or oral, pertaining to the matters covered herein, except to the extent of any inconsistency between this Agreement and any prior agreement, in which case this Agreement shall prevail.

               (b) Notices hereunder shall be delivered to GS Inc. at its principal executive office directed to the attention of its General Counsel, and to Executive at Executive's last address appearing in the Firm's employment records.

               (c) This Agreement may not be amended or modified, other than by a written agreement executed by Executive and GS Inc. or its successors, nor may any provision hereof be waived other than by a writing executed by Executive or GS Inc. or its successors; provided, that any waiver, consent, amendment or modification of any of the provisions of this Agreement will not be effective against the Firm without the written consent of the Chief Executive Officer of GS Inc. or its successors, or such individual's


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designee. Executive may not, directly or indirectly (including by operation of law), assign Executive's rights or obligations hereunder without the prior written consent of the Chief Executive Officer of GS Inc. or its successors, or such individual's designee, and any such assignment by Executive in violation of this Agreement shall be void. This Agreement shall be binding upon Executive's permitted successors and assigns. Without impairing Executive's obligations hereunder, GS Inc. may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate). This Agreement shall be binding upon and inure to the benefit of the Firm and its assigns.

               (d) Without limiting the provisions of Section 7(a) hereof, if any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

               (e) Except as expressly provided herein, this Agreement shall not confer on any person other than the Firm and the Executive any rights or remedies hereunder.

               (f) The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.


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               IN WITNESS WHEREOF, Executive and the Firm hereto have caused this Agreement to be executed and delivered on the date first above written.


                                      THE GOLDMAN SACHS GROUP, INC.
                                      (on its behalf, and on behalf of its
                                      subsidiaries and affiliates)


                                      By:________________________________



                                      [Executive]


                                      By:________________________________